Exhibit 99

[Alcoa Logo]

FOR IMMEDIATE RELEASE

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ALCOA TO IDLE SMELTING OPERATIONS IN ITALY WHILE APPEALING EC

RULING ON ENERGY TARIFF

Fusina and Portovesme Smelters, With 2,000 Direct and Indirect Jobs and

Combined Aluminum Capacity of 194,000 Mtpy, To Be Temporarily Curtailed.

New York, NY – November 19, 2009 – Alcoa today announced it will temporarily idle production at its two aluminum smelters in Fusina and Portovesme, Italy. The curtailment is a result of uncertainty in obtaining future power supply for the smelters at competitive rates and the financial impact of today’s European Commission (EC) decision that Italy’s extension of the existing electricity tariff after 2005 did not comply with European Union (EU) state aid rules and that a portion of the benefit received by Alcoa must be refunded. Alcoa is appealing the decision.

The tariff was in place for more than 10 years in Italy and approved by the EC in 1995, the year that Alcoa purchased the operations. It was designed to provide competitive power to energy-intensive industries in Italy, in line with similar energy costs in other EU countries.

“This is a dark day for European heavy industry. The EC is sending a signal to investors and workers that heavy industry is no longer a priority,” said Klaus Kleinfeld, Alcoa President and Chief Executive Officer. “Particularly in today’s economic crisis, this decision is hard to understand. Skilled and long-term jobs will be lost, facilities will be closed, and companies in Europe will not be able to compete.”

Kleinfeld added, “The EC’s decision, which was not based on a complaint by a competitor or any third-party, will effectively shut down Italian aluminum production and make the European aluminum industry less competitive in the worldwide markets. Alcoa will appeal the decision and take immediate action to improve the profitability of our smelter operations.”

Without the tariff, the two smelters, which have a combined employment of approximately 1,000 and an additional 1,000 indirect jobs and a combined capacity of 194,000 metric tons of aluminum per year, are not viable at current Italian power rates.

The process to curtail the smelters will begin immediately, with completion expected in the second half of December. The company will work with appropriate works councils and employees at the smelters to gradually wind down production in a safe and efficient manner. Alcoa’s rolling mill in Fusina, which is adjacent to the smelter, is not directly impacted by this action.

“It is a terrible outcome for Italy,” said Marcos Ramos, President of Alcoa Primary Products Europe, “This EC decision will result in approximately 2,000 direct and indirect jobs being lost in Italy, not to mention the impact on the communities of Fusina and Portovesme. We will continue to use every lever in an attempt to gain access to competitive power so that we can get our people back to work.”

“I want to thank our employees and work councils, who have been doing an outstanding job, and our communities for their support,” added Mr. Ramos. “This decision is in no way a reflection on their efforts. In fact, they have been helpful in explaining the urgency of the situation to officials.”

As part of the decision, the EC has ordered Italy to recover certain benefits derived by Alcoa under the tariff. Alcoa already has appealed the opening of the case by the EC and will also vigorously challenge the decision in the EU courts.

The curtailments in Italy will bring Alcoa’s total global smelting system curtailments to approximately 24 percent. The Company will continue to take steps to optimize its global smelting system as market conditions warrant. The Company expects to take a fourth quarter 2009 charge of between $300 million and $500 million, pre-tax, including temporary curtailment and recovery actions. Most, if not all, of the charge is not expected to impact fourth quarter cash flow.

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland and has been a member of the Dow Jones Sustainability Index for eight consecutive years. Alcoa employs approximately 63,000 people in 31 countries across the world. More information can be found at www.alcoa.com

Forward-Looking Statements

Certain statements in this release relate to future events and expectations, and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those containing such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “project,” “should,” “will” or similar expressions. Forward-looking statements by their nature involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any intention or obligation, other than as required by applicable law, to update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from significant increases in energy costs or to extend energy contracts upon expiration or to negotiate new arrangements on cost-effective terms; (d) Alcoa’s inability to mitigate impacts from other cost inflation, including increases in transportation costs or raw materials costs; (e) Alcoa’s inability to achieve the level of cost reductions, cash generation or conservation, return on capital improvement, or improvement in profitability and margins anticipated by management in connection with its financial and operational strengthening actions; (f) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2008, Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 and other reports filed with the Securities and Exchange Commission.